For period ended 12/31/06                               Series 22, 23, 24, 25
File Number 811-7852

Sub-Item 77Q3:  Exhibits
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As approved by shareholders on July 19, 2006, a reorganization  took place as of the close of business July 31, 2006 in which each fund of USAA Investment  Trust
and  USAA  Mutual  Fund,   Inc.  was  reorganized   into  a  newly   established
corresponding series of USAA Mutual Funds Trust. The financial information of each fund of USAA Investment Trust and USAA Mutual Fund, Inc. for the period from July 1, 2006 to July 31, 2006 is included in this Form N-SAR and has been
aggregated   with  the   financial   information   of  each  newly   established
corresponding series of USAA Mutual Funds Trust for the period from August 1, 2006 to December 31, 2006.